Perpetual Industries and Galenfeha Sign Exclusive Distributor Agreement

CALGARY, AB and FORT WORTH, TX, January 21, 2016 – Perpetual Industries Inc. (OTC:PRPI), a developer of new and innovative energy efficient products, is pleased to announce that it has signed an Exclusive Distributor Agreement with Galenfeha Inc. (OTC:GLFH) to represent their products in Canada.

The agreement gives Perpetual Industries, Inc. exclusive rights to import, market, distribute, sell and service Galenfeha’s products in Canada. The products include:

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Proprietary, patent pending, GLFH product line of Lithium Iron Phosphate (LiFePO4) chemistry battery systems for oil and gas measurement and automation. The light weight, safety, excellent thermal stability, long life, good electrochemical properties and a very high specific energy density make Galenfeha’s LiFePO4 batteries the best choice to replace lead-acid batteries. The onboard Battery Management System (BMS) also monitors the key operational parameters during charging and discharging such as voltages, currents and internal temperatures; it also eliminates the need for a separate charge regulator when connected to solar panels or a wind turbine. LiFePO4 is not your traditional lead-acid battery. It contains no acid, no toxic lead and does not create hydrogen gas during the charge cycle. LiFePO4 batteries have much lower self-discharge, do not sulfate, and are environmentally friendly.

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Proprietary, patent pending, Daylight product line of high precision chemical injection systems for oil and gas producers. The pump system's design and technology allows for increased chemical injection accuracy previously unheard of in the current market.  Such increased accuracy significantly reduces chemical contamination in the production process while controlling chemical cost and waste.

Through this agreement Perpetual Industries is able to diversify its product lines with finished products that are complementary to its business. Galenfeha’s batteries and pumps have already proven successful and have been well received in the US market. Perpetual Industries desires to build on this success through an organic growth business model across the Canadian marketplace; it will also assist in generating an alternative revenue stream while the company continues efforts to commercialize its own XYO Technology.

Perpetual Industries also announced new updates to its corporate website www.perpetualindustries.com, where you can now find more information on Galenfeha’s batteries and pumps, as well as the XYO Technology.

“Perpetual Industries was started with a mission to ‘perpetuate industry’ by bringing new, innovative, energy efficient, value-added technologies to market,” said Brent W. Bedford, President & CEO of Perpetual Industries. “Galenfeha is an environmentally conscious company whose products align with our own goals. Their batteries are a non-toxic, lightweight, longer lasting, and superior replacement for lead-acid batteries, and their chemical injection pumps provide an accurate and low maintenance solution for the oil and gas sector. We are extremely happy to have formed this strategic alliance and are eager to introduce Galenfeha’s products to the Canadian market.”

“Perpetual Industries is located in the heart of the Canadian oil and gas sector which is a primary target for our product lines,” said Jeff Roach, Director of Sales at Galenfeha. “They have a strong network within the industry and we are pleased to have them represent our products. We look forward to working closely with as we expand into the Canadian market.”

About Perpetual Industries Inc.

Incorporated in Nevada and based in Calgary, Alberta, Perpetual Industries Inc. (OTC:PRPI) is an emerging growth company focusing on research, development and industrial design of new and innovative energy efficient products. Its mission is to ‘perpetuate industry’ by bringing value-added technologies to market. At the company’s core is an automatic, mechanical balancing technology called XYO, used for balancing rotating parts in machines so that they produce less vibration and operate more efficiently. The Company also seeks to obtain the rights to develop, market, distribute, sell and/or services other innovative products and technologies. Perpetual has exclusive rights in Canada to represent Galenfeha’s patent pending, microprocessor controlled, Lithium Iron Phosphate (LiFePO4) chemistry battery systems for Oil and Gas measurement and automation, as well as a full line of proprietary high precision chemical injection systems. For more information, please visit: www.perpetualindustries.com.

About Galenfeha, Inc.

Galenfeha Inc. (OTC:GLFH) is a design, engineering, and manufacturing firm with a focus on stored energy solutions with low environmental impact. Galenfeha designs, manufactures and markets a complete line of patent pending, microprocessor controlled, LiFePO4 chemistry battery systems for Oil and Gas measurement and automation as well as a full line of proprietary high precision chemical injection systems. For more information, please visit:

www.galenfeha.com

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